Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-20143 and Form S-3 No. 333-55916) of Jameson Inns, Inc. and the related Prospectuses of our report dated February 11, 2003, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and our report dated February 25, 2003 with respect to the consolidated financial statements of Kitchin Hospitality, LLC included in this Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 7, 2003